 FOR IMMEDIATE RELEASE
Contact:                      Bob Deere
     Chief Financial Officer
     (713) 860-2516

GENESIS ENERGY, L.P. REPORTS RECORD 2008 RESULTS

Houston, Texas – February 25, 2009 – Genesis Energy, L.P. (AMEX:GEL) reported today increased quarterly and annual net income and Available Cash before Reserves compared to the same periods for 2007. Results for the fourth quarter and year ended December 31, 2008 included the following items:

•
Net income for the fourth quarter of 2008 was $6.4 million, or $0.14 per unit.  In the fourth quarter of 2007, Genesis had a net loss of $15.5 million, or $0.49 per unit.  For the full year 2008, we generated net income of $26.1 million, or $0.61 per unit.  For all of 2007 Genesis had a net loss of $13.6 million, or $0.64 per unit.

•
For the fourth quarter of 2008, we generated total Available Cash before Reserves of $24.3 million. For the full year of 2008, we generated total Available Cash before Reserves of $89.8 million.  Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $32.3 million for the fourth quarter and $88.6 million for 2008.

•
On February 13, 2009, we paid a total quarterly distribution of $14.1 million, with $13.0 million to our common unitholders, or $0.33 per unit, and $1.1 million to our general partner including its incentive distribution, attributable to our financial and operational results for the fourth quarter of 2008.  Given the total Cash Available before Reserves generated for the fourth quarter of 2008, the coverage ratio for our total distribution was approximately 1.7 times.

•
The distribution for the fourth quarter of 2008 is the fourteenth consecutive quarter with an increase in the per unit distribution.  The distribution of $0.33 per unit represents a 2.3% increase in the distribution paid relative to the previous quarter and an approximately 15.8% increase over the year earlier period.

Grant Sims, CEO said “Our results for the quarter reflect the ability of our increasingly integrated businesses, and the dedication of our employees, to deliver solid financial results in a challenging economic environment.  The underlying cash flows from our businesses are not materially, directly impacted by commodity price fluctuations and the demand, in the aggregate, for our assets, products and services appears to be reasonably solid.”

Sims added, “While we anticipate the challenging environment will continue for the foreseeable future, we believe we are as well positioned as anyone to weather the uncertainty confronting almost every business enterprise.  With the continuing financial performance of our existing businesses, the healthy coverage of our current distributions, $195.5 million in cash and existing debt commitments, and no need, other than opportunistically, to access the capital markets, we hope to be able to take advantage of both organic and/or attractive acquisition opportunities that we believe are likely to develop in 2009.  Our goal is unchanged, and that is to create long-term value for all of our stakeholders.”

Financial Results

We recorded net income for 2008 of $26.1 million, or $0.61 per unit, compared to a net loss for 2007 of $13.6 million, or $0.64 per unit.  Results for the 2008 fourth quarter were net income of $6.4 million or $0.14 per unit.  For the 2007 fourth quarter, we generated a net loss of $15.5 million, or $0.49 per unit.

Segment Margin

Segment margin is defined and reconciled later in this press release to income before income taxes and minority interest.  As we have integrated the acquisition we made in 2007, we changed our definition of segment margin and have reflected those changes in the discussions that follow.  Segment margin will now include costs such as general and administrative costs that are directly incurred by the business segment.  Segment margin will also include all payments received under direct financing leases.  In order to improve comparability between periods, we will exclude from segment margin the non-cash effects of our stock compensation plans which are impacted by the changes in market prices of our units.  Later in this press release is a table reflecting the adjusted segment margin by quarter for 2008.  The following table presents selected financial information by segment for the three month and annual reporting periods:

	Pipeline	Refinery	Industrial	Supply &
	Transportation	Services	Gases	Logistics	Total
	(in thousands)
Three Months Ended December 31, 2008
Segment margin excluding depreciation
and amortization (a)	$9,753	$15,589	$2,713	$10,853	$38,908
Total capital expenditures	$2,382	$2,790	$187	$3,982	$9,341
Maintenance capital expenditures	$256	$1,025	-	$206	$1,487
Revenues:
External Customers	$11,542	$64,429	$4,537	$297,532	$378,040
Intersegment	1,109	-	-	(1,109)	-
Total revenues of reportable segments	$12,651	$64,429	$4,537	$296,423	$378,040

Three Months Ended December 31, 2007
Segment margin excluding depreciation
and amortization (a)	$4,235	$12,155	$3,570	$4,535	$24,495
Total capital expenditures	$4,227	$895	$552	$559	$6,233
Maintenance capital expenditures	$703	$200	-	$95	$998
Revenues:
External Customers	$6,270	$36,746	$4,342	$413,445	$460,803
Intersegment	923	-	-	(923)	-
Total revenues of reportable segments	$7,193	$36,746	$4,342	$412,522	$460,803

	Pipeline	Refinery	Industrial	Supply &
	Transportation	Services	Gases	Logistics	Total
	(in thousands)
Year Ended December 31, 2008
Segment margin excluding depreciation
and amortization (a)	$33,149	$55,784	$13,504	$32,448	$134,885
Total capital expenditures	$83,308	$5,490	$2,397	$115,557	$206,752
Maintenance capital expenditures	$719	$1,881	-	$1,854	$4,454
Revenues:
External Customers	$39,051	$225,374	$17,649	$1,859,610	$2,141,684
Intersegment	7,196	-	-	(7,196)	-
Total revenues of reportable segments	$46,247	$225,374	$17,649	$1,852,414	$2,141,684

Year Ended December 31, 2007
Segment margin excluding depreciation
and amortization (a)	$14,170	$19,713	$13,038	$10,646	$57,567
Total capital expenditures	$6,592	$1,448	$1,104	$1,141	$10,285
Maintenance capital expenditures	$2,880	$469	-	$491	$3,840
Revenues:
External Customers	$23,226	$62,095	$16,158	$1,098,174	$1,199,653
Intersegment	3,985	-	-	(3,985)	-
Total revenues of reportable segments	$27,211	$62,095	$16,158	$1,094,189	$1,199,653

(a)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin also excludes the non-cash effects of our stock-based compensation plans, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes and minority interest is presented for periods presented in the table at the end of this release.

Pipeline transportation segment margin for the 2008 fourth quarter period increased by $5.5 million or 130%.  Two CO2 pipeline dropdown transactions from Denbury completed at the end of May 2008 added $7.3 million to segment margin for the fourth quarter of 2008.  Throughput increased on the Mississippi and Texas crude oil pipeline systems, while Jay System volumes declined 5%.  An annual tariff increase of approximately 5% on July 1, 2008 offset the effects of the throughput variations on the Jay System.  The effect of the decline in crude oil market prices on volumetric gains from our pipeline loss allowance was approximately $1 million between the periods.  Operating costs were approximately $0.8 million more in the 2008 quarter as a result of increases in maintenance and regulatory testing on the Mississippi and Jay Systems, costs related to the CO2 pipelines and safety and training expenses.

For the year, segment margin from our pipeline operations was $33.1 million as compared to $14.2 million for 2007.  The CO2 pipeline “dropdown” transactions contributed $16.9 million of the $19.0 million increase.  Volume increases on all three crude oil pipelines totaling 8% combined with a slight increase in average tariff contributed $1.4 million to segment margin, and increased revenue from volumetric gains resulting from higher crude oil market prices added $1.7 million.  Partially offsetting the revenue increases were operating cost increases totaling $1.0 million.

During the fourth quarter of 2008, the refinery services segment contributed $15.6 million to total segment margin, an increase of $3.4 million over the prior year period.  This segment primarily provides a service to refining operations – it processes sour hydrocarbon streams to remove the sulfur and returns the hydrocarbons for further refining or consumption within the refining location.  In most instances, we own, maintain and operate the facilities required to perform the services.  Typically we receive the by-product of the process, sodium hydrosulfide, or NaHS (commonly pronounced “nash”), as compensation for providing the sour gas processing services.  The largest cost component of providing the service is acquiring and delivering caustic soda to our operations.  Caustic soda is the scrubbing agent introduced to the sour gas stream to remove the sulfur and generate the by-product NaHS.  Volumes of NaHS sold decreased by 6,435 dry short tons (DST) as compared to the same period in the previous year. However, increases to the sales price for NaHS reflecting rising component commodity prices coupled with the successful management of the cost components of our services more than offset the decline in volumes.

Supply and logistics segment margin increased from $4.5 million in the 2007 fourth quarter to $10.9 million in the 2008 period.  Supply and logistics segment margin for the 2008 annual period was $32.4 million compared to $10.6 million for the 2007 period.  As we have integrated the operations acquired in the July 2007 Davison transaction we have focused our petroleum products marketing efforts on products that efficiently utilize the combination of our trucking capacity, our crude oil and products terminals and our access to barges, obtained through the acquisition of the Grifco assets in July 2008.  This focus has created opportunities to increase our segment margin. Integration of the barge operations added approximately $3.5 million to segment margin in the fourth quarter of 2008.  Our volumes of crude oil and petroleum products sold of 4.4 million barrels were essentially the same as those of the same quarter in the previous year.  However, the segment margins improved in the current year as a result of our ability to opportunistically acquire products at favorable prices as well as our ability to vary our mix of products in response to current market conditions.

Net Income

The $21.8 million increase in our 2008 fourth quarter net income over the corresponding period in the previous year primarily resulted from the improved performance of our business segments as reflected in the above discussion on segment margin coupled with a $6.6 million decrease in depreciation and amortization expense from the same period last year.  The decline in depreciation and amortization between the quarterly periods is a function of recognizing amortization on the intangible assets acquired in the Davison transaction over the period during which the intangible asset is expected to contribute to our future cash flows.  As intangible assets such as customer relationships and trade names are generally most valuable in the first years after an acquisition, the amortization we recorded on these assets was greater in the 2007 fourth quarter than the 2008 fourth quarter.

For the full year 2008, net income of $26.1 million represented a $39.7 million increase over the loss of $13.6 million reported for 2007.  This increase was a result of the substantial improved performance in the partnerships businesses as reflected in business segment margin more than offsetting the increases in depreciation and amortization expense, general and administrative expenses and interest expense.  The growth in all of these areas was reflective of the impact of the Davison acquisition in 2007 and the CO2 pipeline dropdown transactions in May 2008.

Although our average debt balance was greater in 2008 than 2007, lower market interest rates substantially offset the effect.  Our average interest rate under our credit facility during 2008 was approximately 3.5% less than in 2007.  Our average outstanding debt balance under the facility was approximately $107 million more in 2008. The increase in average debt resulted from the July 2007 Davison acquisition and the CO2 pipeline dropdown transactions in May 2008.

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.045 per unit, or 16%.

		Per Unit
Distribution For	Date Paid	Amount
Fourth quarter 2008	February 2009	$0.3300
Third quarter 2008	November 2008	$0.3225
Second quarter 2008	August 2008	$0.3150
First quarter 2008	May 2008	$0.3000
Fourth quarter 2007	February 2008	$0.2850

The fourth quarter 2008 distribution was paid February 13, 2009 to unitholders of record on February 3, 2009.  We generated Available Cash before Reserves (a non-GAAP measure) of $24.3 million during the fourth quarter of 2008 and $89.8 million for the year.  Net cash flows provided by operating activities were $32.3 million and $88.6 million for the fourth quarter and annual periods in 2008, respectively.  (Please see the accompanying schedules for a reconciliation of Available Cash before Reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

Available Cash

Several adjustments to net income are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarter and year ended December 31, 2008 is as follows:

	Three Months Ended	Year Ended
	December 31, 2008	December 31, 2008
	(in thousands)

Net income	$6,353	$26,089
Depreciation and amortization expense	19,760	71,370
Cash received from direct financing leases not
included in income	912	2,349
Cash effects of sales of certain assets	187	760
Effects of available cash generated by investments
in joint ventures not included in income	363	1,830
Cash effects of stock-based compensation	(1)	(385)
Deferred tax expense (benefit)	606	(2,782)
DG Marine earnings in excess of distributable cash	(2,197)	(2,625)
Non-cash charges, net	(235)	(2,368)
Maintenance capital expenditures	(1,487)	(4,454)
Available Cash before reserves	$24,261	$89,784

Earnings Conference Call

We will broadcast our Earnings Conference Call on Wednesday, February 25, 2009, at 9:00 a.m. Central time.  This call can be accessed at www.genesisenergylp.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and, to a lesser extent, natural gas and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.
(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	December 31, 2008	December 31, 2007

Revenues	$378,040	$460,803
Costs of sales and other expenses	346,568	445,293
Depreciation and amortization expense	19,760	26,401
(Gain) loss from disposal of surplus assets	(7)	290
Impairment expense	-	1,498
OPERATING INCOME (LOSS)	11,719	(12,679)
Equity in earnings of joint ventures	131	355
Interest expense, net	(4,746)	(4,852)
Income (loss) before income taxes
and minority interest	7,104	(17,176)
Income tax (expense) benefit	(871)	1,713
Minority interest	120	1
NET INCOME (LOSS)	$6,353	$(15,462)

NET INCOME (LOSS) PER COMMON UNIT -
BASIC AND DILUTED	$0.14	$(0.49)

Volume data:
Crude oil pipeline barrels per day (total)	58,363	61,721
Mississippi Pipeline System barrels per day	28,163	23,882
Jay Pipeline System barrels per day	13,448	14,146
Texas Pipeline System barrels per day	16,752	23,693
Free State CO2 System Mcf per day	167,926	-
CO2 sales Mcf per day	75,164	80,667
NaHS dry short tons sold	35,494	41,929

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007

Revenues	$2,141,684	$1,199,653
Costs of sales and other expenses	2,032,394	1,164,517
Depreciation and amortization expense	71,370	38,747
Loss from disposal of surplus assets	29	266
Impairment expense	-	1,498
OPERATING INCOME (LOSS)	37,891	(5,375)
Equity in earnings of joint ventures	509	1,270
Interest expense, net	(12,937)	(10,100)
Income (loss) before income taxes
and minority interest	25,463	(14,205)
Income tax benefit	362	654
Minority interest	264	1
NET INCOME (LOSS)	$26,089	$(13,550)

NET INCOME (LOSS) PER COMMON UNIT -
BASIC	$0.61	$(0.64)
DILUTED	$0.60	$(0.64)

Volume data:
Crude oil pipeline barrels per day (total)	64,111	59,335
Mississippi Pipeline System barrels per day	25,288	21,680
Jay Pipeline System barrels per day	13,428	13,309
Texas Pipeline System barrels per day	25,395	24,346
Free State CO2 System Mcf per day	160,220	-
CO2 sales Mcf per day	78,058	77,309
NaHS dry short tons sold	162,210	69,853

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	December 31, 2008	December 31, 2007

ASSETS
Cash	$18,985	$11,851
Accounts receivable	115,104	180,099
Inventories	21,544	15,988
Other current assets	12,494	6,302
Total current assets	168,127	214,240
Property, net	282,105	102,000
CO2 contracts, net	24,379	28,916
Joint ventures and other investments	19,468	18,448
Investment in direct financing leases	177,203	-
Intangible assets, net	166,933	211,050
Goodwill	325,046	320,708
Other assets	15,413	13,161
Total Assets	$1,178,674	$908,523

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$99,559	$157,261
Accrued liabilities	26,713	17,537
Total current liabilities	126,272	174,798
Long-term debt	375,300	80,000
Deferred tax liabilities	16,806	20,087
Other liabilities	2,834	1,264
Minority interest	24,804	570
Partners' capital	632,658	631,804
Total Liabilities and Partners' Capital	$1,178,674	$908,523

Units Data:
Common units held by general partner and affiliates	4,028,096	2,829,055
Common units held by Davison family	11,781,379	12,618,819
Common units held by others	23,647,299	22,805,390
Total common units outstanding	39,456,774	38,253,264

Genesis Energy, L.P.
Reconciliations

SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION BY QUARTER

	2007 Fourth	2008 Segment Margin by Quarter
	Quarter	First	Second	Third	Fourth	Total
	(in thousands)
Segment Margin:
Pipeline Transportation	$4,235	$4,661	$7,261	$11,474	$9,753	$33,149
Refinery Services	12,155	12,430	16,279	11,486	15,589	55,784
Industrial Gases	3,570	3,199	3,686	3,906	2,713	13,504
Supply & Logistics	4,535	4,061	7,780	9,754	10,853	32,448
Total Segment Margin	$24,495	$24,351	$35,006	$36,620	$38,908	$134,885

SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION
RECONCILIATION TO INCOME BEFORE INCOME TAXES AND MINORITY INTEREST

	Three Months Ended	Three Months Ended
	December 31, 2008	December 31, 2007
	(in thousands)

Segment margin excluding depreciation and
amortization	$38,908	$24,495
Corporate general and administrative expenses	(6,384)	(9,140)
Depreciation, amortization and impairment	(19,760)	(27,899)
Net gain (loss) from disposal of surplus assets	7	(290)
Interest expense, net	(4,746)	(4,852)
Non-cash expenses not included in segment margin	354	423
Other non-cash items affecting segment margin	(1,275)	87
Income (loss) before income taxes and minority interest	$7,104	$(17,176)

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
	(in thousands)

Segment margin excluding depreciation and
amortization	$134,885	$57,567
Corporate general and administrative expenses	(22,113)	(17,573)
Depreciation, amortization and impairment	(71,370)	(40,245)
Net loss from disposal of surplus assets	(29)	(266)
Interest expense, net	(12,937)	(10,100)
Non-cash expenses not included in segment margin	1,206	(1,855)
Other non-cash items affecting segment margin	(4,179)	(1,733)
Income (loss) before income taxes and minority interest	$25,463	$(14,205)

GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended	Year Ended
	December 31, 2008	December 31, 2008
	(in thousands)

Net cash flows from operating activities (GAAP measure)	$32,342	$88,572
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
reserves:
Maintenance capital expenditures	(1,487)	(4,454)
Proceeds from asset sales	187	760
Amortization and write-off of credit facility issuance
costs	(462)	(1,424)
Effects of available cash from joint ventures not
included in operating cash flows	173	1,068
Available cash from NEJD pipeline not yet received and
included in cash flows from operating activities	-	1,723
DG Marine earnings in excess of distributable cash	(2,197)	(2,625)
Other items affecting Available Cash	(1,121)	(1,142)
Net effect of changes in operating accounts not included
in calculation of Available Cash	(3,174)	7,306
Available Cash before Reserves (Non-GAAP measure)	$24,261	$89,784

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment.  Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

We define available cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets; (4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.

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